Exhibit 11

                  STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS
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                                                             Three Months Ended
                                                                December 31,

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     Net income per share was computed as follows:           1994           1993
     Primary:
     1) Income before cumulative effect of a
           change in accounting principle                    $  931,563    $2,558,634
         Cumulative effect of a change in account principle        -        3,059,000
         Net income                                          $  931,563    $5,617,634


     2) Weighted average shares outstanding                   6,389,920     6,638,798
     3) Incremental shares under stock options
           computed under the treasury stock method
           using the average market price of
           issuer's stock during the periods                     84,210       166,033
     4) Weighted average shares and common
           equivalent shares outstanding                      6,474,130     6,798,831
     5) Weighted average shares outstanding
           which were used for calculation                    6,389,920(A)  6,638,798(A)
     6) Income per share before (item 1 divided by
           item 5) cumulative effect of a
           change in accounting principle                    $     0.15    $     0.39
         Cumulative effect of  a change in accounting
           principle per share                                   -               0.46
         Net income per share                                $     0.15    $     0.85

     Fully Diluted:
     1) Unadjusted income before cumulative effect
           of a change in accounting principle                $  931,563    $2,558,634
     2) Interest on convertible subordinated
           debentures, net of tax effect                         246,148       268,525
     3) Adjusted income before cumulative effect
           of a change in accounting principle                 1,177,711     2,827,159
         Cumulative effect of a change in accounting principle               3,059,000
         Adjusted net income                                   1,177,711     5,886,159

     4) Weighted average shares outstanding                    6,389,920     6,638,798

     5) Incremental shares under stock options
           computed under the treasury stock method
           using the higher of the average or ending
           market price of issuer's stock at the end
           of the periods                                         84,210       173,272
     6) Incremental shares relating to
           convertible subordinated debentures                 1,183,042     1,183,042
     7) Weighted average shares and common
           equivalent shares outstanding                       7,657,172     7,995,112

     8) Income per share before (item 3 divided by
           item 7) cumulative effect of a change
           in accounting principle                           $      0.15   $     0.36
         Cumulative effect of change in accounting principle          -          0.38
         Net income per share                                $      0.15   $     0.74


(A) Dilutive effect of common equivalent shares not included since dilution is less than 3%


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